Exhibit 99.28

Name:

Cord Blood America, Inc.  CBAI.ob

Address: 9000 W. Sunset Boulevard, Suite 400, Los Angeles, CA 90069

Phone: 310.432.4090  Fax: 310.432.4098

Email: info@cordblood-america.com

Corporate Communications: Matt Schissler, Chairman & CEO:  mls@cordpartners.com

Laura Fitzpatrick, Vice President.  lfitzpatrick@cordpartners.com

Company Overview:

Cord Blood America Inc (CBAI.ob) is the parent company of Cord Partners, Inc. (“the Company”), which cryogenically preserves umbilical cord blood stem cells and stores samples privately for families. The Company has achieved rapid growth in its 2 years of operation, and expects to continue to experience growth as awareness of the cord blood industry grows.

Cord Partners sells its service to expectant parents.  Families elect to store stem cells from umbilical cord blood because such stem cells may be used to treat future illnesses in the donor child or other family members.  At present umbilical cord stem cells can be used to treat approximately 75 diseases, including various forms of leukemia and anemia, and other immune system disorders.

In 2000, clinicians performed approximately 27,000 stem cell transplants in the U.S., most of them using bone marrow stem cells.  Umbilical cord blood stem cells offer an emerging alternative to bone marrow transplantation.

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Investment Highlights

Cord Blood America represents an exciting investment opportunity for several key reasons.

Large and Growing Market The market for private cord blood preservation has been estimated at $125 million in the U.S. in 2004, penetrating 3.5 % of the approximately 4 million annual births, up from roughly 1.9% in 2003.  Based on industry estimates, the Company expects the market size to grow to in excess of $1 billion per year, as market awareness increases and the applications of stem cell therapeutics broaden.

Marketing Expertise Despite the complexity of the science supporting stem cell therapeutics, cord blood preservation is a consumer market.  Families decide whether to store cord blood, and which company to select, based on the strength of providers’ marketing programs.  Due to the management team’s deep experience in sales and marketing, Cord Partners excels in consumer marketing.

Pricing Advantage  Most competitors offer a limited pricing structure that requires families to pay up to $2000 in initial fees for cord blood storage services and an annual fee afterward.  In addition to the traditional payment structure, Cord Partners has developed an industry leading payment option that allows families to simply pay $269 per year, thus making it possible for virtually every family to afford the Company’s services.

Aggressive Growth Strategy Cord Partners intends to become an industry leader through internal growth and acquisition.  The Company plans to leverage its strength in consumer marketing through a network of consultants marketing to obstetricians across the U.S.  This channel is in effect in several key markets, and is being deployed strategically in other markets.  In addition, Cord Partners plans to evaluate the industry for potential acquisition targets.

Investment Highlights:

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Ticker: CBAI

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Exchange: OTCBB (Fully Reporting Audited Financials w/ SEC)

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Current Stock Price: $0.25 as of September 30, 2005

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Shares Outstanding: 73,368,565 as of September 30, 2005

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Market Cap: $18.8M

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Public Float: Approximately 18M

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Cord Blood America, Inc. CBAI.ob. SEC filings may be viewed online at: http://www.sec.gov

For Broker/Dealer Use Only